Exhibit 99.1

RPM Reports Fiscal 2019 Second-Quarter Results

•	Record second-quarter sales of $1.36 billion improved 3.6% over prior year

•	Second-quarter diluted EPS of $0.37 includes restructuring and other charges, along with adverse impacts from higher raw material costs, foreign exchange and new accounting standard

•	Excluding restructuring and other charges, diluted EPS was $0.52

•	SG&A improves as a percent of sales due to better cost controls

•	Cash from operations increased 29% due to improved working capital management

•	MAP to Growth operating improvement plan launched and underway

•	Completed convertible bond redemption, lowering future diluted share count by 3.3 million

MEDINA, OH – January 4, 2019 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings and sealants, today reported financial results for its fiscal 2019 second quarter ended November 30, 2018.

Second-Quarter Results

Fiscal 2019 second-quarter net sales were a record $1.36 billion, up 3.6% over the $1.32 billion reported a year ago. The quarter’s results include the impact of charges of $29.2 million primarily for acquisitions, convertible debt extinguishment and restructuring related to the company’s operating improvement plan. Investment losses were $6.5 million during the current quarter as a result of a new accounting standard, which now requires RPM to record unrealized gains and losses on equity securities in earnings rather than as a component of equity. For the fiscal 2018 second quarter, the company recorded a favorable discrete tax adjustment of $18.0 million related to the implementation of a foreign legal entity realignment and corresponding planning strategy. Fiscal 2019 second-quarter net income was $49.2 million versus $95.5 million in the year-ago period. Diluted earnings per share (EPS) were $0.37 compared to $0.70 in the year-ago quarter. Income before income taxes (IBT) was $66.6 million compared to $109.2 million reported in the fiscal 2018 second quarter. RPM’s consolidated earnings before interest and taxes (EBIT) were $96.8 million compared to $131.8 million reported in the year-ago period. Excluding the charges mentioned above, RPM’s current-quarter adjusted EBIT was $126.0 million and diluted EPS was $0.52, compared to prior-year second-quarter adjusted diluted EPS of $0.57.

“We achieved solid top-line improvement with sales growth of 3.6%, despite the unfavorable foreign currency translation effect of 2.0%,” stated Frank C. Sullivan, RPM chairman and chief executive officer. “Like many manufacturers, our bottom line was impacted by a continued rise in costs for raw materials, freight, labor and energy, as well as adverse foreign exchange translation. SG&A improved by 30 basis points, and adjusted SG&A, excluding restructuring expenses, improved by 100 basis points versus last year’s second quarter. Restructuring activities related to our MAP to Growth operating improvement plan, the details of which we shared at an investor day on November 28, are well under way. Our plan is focused on driving greater efficiency and long-term profitability of the business to enhance shareholder value.”

RPM Reports Fiscal 2019 Second-Quarter Results

January 4, 2019

As previously announced, on November 27, 2018, RPM redeemed all of its outstanding 2.25% Convertible Senior Notes due 2020, primarily with cash. As a result, approximately 3.3 million shares will be removed from the calculation of diluted EPS going forward.

Second-Quarter Segment Sales and Earnings

During the fiscal 2019 second quarter, RPM’s industrial segment net sales increased 2.1% to $718.0 million from $702.9 million a year ago, reflecting organic growth of 3.3% and acquisitions contributing an additional 1.5%. Foreign currency translation reduced sales by 2.7%. Industrial segment IBT was $54.4 million compared with $67.7 million a year ago. EBIT was $56.8 million compared to $70.2 million in the fiscal 2018 second quarter. Adjusted EBIT, which excludes charges related to acquisitions, restructuring and other expenses, increased 1.0% to $70.9 million from the year-ago period.

“Solid performance in our businesses providing corrosion control coatings and concrete admixture and repair products drove top-line growth in the industrial segment, despite the impact of the second wettest autumn on record in the U.S., which affected sales somewhat, particularly in our commercial roofing business,” stated Sullivan. “International sales, which account for approximately half of our industrial segment business, were soft this quarter. Higher raw material costs, unfavorable foreign exchange, restructuring and other related charges impacted results. We made good progress on our operating improvement initiatives in the segment, which included consolidating production after announcing the closure of three plants and shifting that manufacturing to other facilities.”

RPM’s consumer segment generated a 4.1% increase in sales to $432.6 million from $415.4 million in the fiscal 2018 second quarter. Organic sales increased 2.8%, while acquisition growth contributed 2.9%. Foreign currency translation reduced sales by 1.6%. Consumer segment IBT was $41.2 million compared with $45.1 million in the prior-year period. EBIT was $41.3 million compared to $45.2 million in the fiscal 2018 second quarter. Excluding restructuring-related expenses, adjusted EBIT was $42.9 million for the fiscal 2019 quarter.

“Price increases instituted late in the first quarter helped to mitigate margin erosion in the consumer segment. However, raw material costs and foreign exchange continue to be challenges,” stated Sullivan. “On the top line, organic sales growth was aided by pricing and new product introductions in our sealants and adhesives business, resulting in new accounts and market share gains. Sales were tempered by the exceptionally wet weather in the U.S., the segment’s largest market. We continued to make operational improvements, which were kicked off in our fourth quarter of last year, leading to reductions in working capital and the announced closure of one additional manufacturing facility during the second quarter.”

RPM’s specialty segment reported fiscal 2019 second-quarter sales growth of 7.6% to $212.0 million from $197.1 million in the year-ago period. Organic growth contributed 2.3%, while acquisition growth was 6.1%. Foreign currency translation reduced sales by 0.8%. Specialty segment IBT was $30.0 million compared with $34.4 million in the prior-year period. EBIT was $29.9 million compared to $34.4 million in the fiscal 2018 second quarter. Adjusted EBIT, which excludes acquisition costs and restructuring-related expenses, was $34.1 million in the fiscal 2019 second quarter.

“Driving the strong second-quarter performance in the specialty segment were our businesses providing wood coatings, powdered coatings and fluorescent colorants. The segment also received a boost to the top line from the acquisition of Nudura in September, which extends our building envelope product line

RPM Reports Fiscal 2019 Second-Quarter Results

January 4, 2019

offerings. Performance by our restoration equipment business was brisk as it responded to recent natural disasters, but was below elevated sales levels that resulted from Hurricane Harvey last year. We made MAP to Growth progress in this segment as well, with the announced closure of one manufacturing facility,” Sullivan stated.

First-Half Sales and Earnings

Fiscal 2019 first-half net sales improved 6.1% to $2.82 billion from $2.66 billion during the first six months of fiscal 2018. Organic growth was 5.4%, with acquisitions adding 2.1% and foreign currency translation reducing sales by 1.4%. Net income was $119.0 million compared to $211.9 million in the fiscal 2018 first half. Diluted EPS was $0.89 versus $1.56 a year ago. IBT was $158.5 million compared to $264.5 million reported in the fiscal 2018 first half. EBIT was $210.7 million versus the $309.4 million reported last year. Excluding charges for acquisitions, convertible debt extinguishment, asset write-offs, restructuring and other expenses, fiscal 2019 first-half adjusted EBIT was $279.7 million and diluted EPS was $1.28. Excluding a charge for a favorable discrete tax adjustment of $18.0 million, fiscal 2018 first-half adjusted diluted EPS was $1.43.

First-Half Segment Sales and Earnings

Fiscal 2019 first-half sales in RPM’s industrial segment were up 4.7% to $1.50 billion from $1.43 billion in the fiscal 2018 first half. Organic sales increased 5.0%, while acquisition growth added 1.6%. Foreign currency translation decreased sales by 1.9%. IBT for the industrial segment was $123.5 million from $156.6 million in fiscal 2018. EBIT of $128.3 million compared to $161.7 million in the first half last year. Excluding the fiscal 2019 first-half charges mentioned above, industrial segment EBIT increased 1.9% to $164.7 million from adjusted EBIT of $161.7 million a year ago.

First-half sales for the consumer segment improved 8.9% to $917.8 million from $842.6 million a year ago. Organic sales growth was 7.6%, acquisitions added 2.3%, while foreign currency translation reduced sales by 1.0%. The consumer segment reported IBT of $92.5 million, compared to $117.5 million in the year-ago first half. EBIT of $92.8 million for the first six months of fiscal 2019 compares to $117.8 million in the prior-year period. Excluding charges previously mentioned, fiscal 2019 first-half consumer segment EBIT was $95.8 million.

Specialty segment sales grew 5.0% to $404.8 million from $385.6 million in the 2018 first half. Organic growth was 2.0%, while acquisitions added 3.3%. Foreign currency translation reduced sales by 0.3%. IBT for the specialty segment was $57.8 million compared to $67.6 million in fiscal 2018. For the first half of fiscal 2019, specialty segment EBIT was $57.6 million compared to $67.4 million a year ago. Excluding charges mentioned above, specialty segment EBIT was $64.7 million for the first six months of fiscal 2019.

Cash Flow and Financial Position

For the first half of fiscal 2019, cash from operations grew by 28.7% to $148.3 million compared to $115.2 million a year ago. This increase of $33.1 million was due to improved working capital management. Capital expenditures of $57.8 million compared to $45.3 million during the first half of last year. Total debt at November 30, 2018 was $2.37 billion, compared to $2.14 billion at November 30, 2017 and $2.17 billion at May 31, 2018. At November 30, 2018, liquidity grew from the

RPM Reports Fiscal 2019 Second-Quarter Results

January 4, 2019

prior quarter to $1.1 billion, as a result of a recent refinancing of the company’s revolving line of credit. Total liquidity includes cash of $226.9 million and $862.9 million in long-term committed available credit.

Business Outlook

“We remain focused on executing our MAP to Growth operating improvement plan, targeting a 540-basis-point improvement in our operating margin. As we announced on November 28, 2018, we intend to return $1.5 billion in capital to our stockholders by May 31, 2021, through a combination of dividends and share repurchases. In addition to the previously mentioned convertible bond redemption, we have repurchased approximately $82.0 million of our common stock through November 30, 2018. Additional actions we completed during our fiscal 2019 second quarter include the announced closure of five manufacturing plants, the reduction of 149 positions, and the start of our transition to center-led manufacturing and procurement functions. We also began to implement actions to improve our manufacturing processes, optimize assets and reduce inventory, while moving forward on our supply chain initiatives to consolidate the number of vendors used and negotiate more favorable pricing and payment terms. Accordingly, we are maintaining the long-term projections that we provided at our November 28 investor day,” stated Sullivan.

“In the third quarter, from an operating perspective, revenue growth should remain in the low- to mid-single-digit range. While we are seeing the early benefits of our purchasing activities and softness in certain raw material categories, it is important to note that because RPM is on a FIFO basis for inventory, the benefits we are beginning to see on the raw material front will typically flow into our income statement 90 days later than if we were under the LIFO method of accounting, as is the case with our large industry competitors. Further, due to three non-operating items, we anticipate significantly lower reported earnings and earnings per share for the third quarter period ending February 28, 2019. These items are:

•	An anticipated current tax rate of approximately 26.0% versus a benefit from certain tax items of $5.9 million last year;

•

Compared to the prior-year realized gains on marketable securities, the combination of declines in the equities market in December and the new accounting standard that requires unrealized gains and losses on equity securities to be reflected in earnings, we expect a year-over-year negative impact during this year’s third quarter of $5 million to $6 million; and

•

An adverse comparison to last year’s third quarter, during which we reversed approximately $3.4 million of long-term incentive compensation when it became clear that the targeted goals would not be reached.

“Taken together, expectations of continuing raw material cost challenges and these non-operating items are likely to result in third-quarter EPS in the range of $0.10 to $0.12,” stated Sullivan.

“Although we are in the early innings of our restructuring efforts, we are making good progress, which has us excited about the prospects for the future. As we work through the plan over the next few quarters, we will continue to adjust out associated charges to provide a clear picture of the initiative and its results,” Sullivan concluded.

RPM Reports Fiscal 2019 Second-Quarter Results

January 4, 2019

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EST on January 4, 2019 until 11:59 p.m. EST on January 11, 2019. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 47724401. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of all non-GAAP measures.

RPM Reports Fiscal 2019 Second-Quarter Results

January 4, 2019

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2018, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2018	2017	2018	2017
Net Sales	$1,362,531	$1,315,416	$2,822,520	$2,660,810
Cost of sales	824,562	764,401	1,690,509	1,537,787

Gross profit	537,969	551,015	1,132,011	1,123,023
Selling, general & administrative expenses	430,080	419,599	889,822	814,008
Restructuring charges	7,724		27,800
Interest expense	23,127	26,396	47,533	53,169
Investment expense (income), net	7,033	(3,739)	4,600	(8,192)
Other expense (income), net	3,412	(422)	3,725	(427)

Income before income taxes	66,593	109,181	158,531	264,465
Provision for income taxes	17,420	13,323	39,172	51,704

Net income	49,173	95,858	119,359	212,761
Less: Net income attributable to noncontrolling interests	(51)	395	371	882

Net income attributable to RPM International Inc. Stockholders	$49,224	$95,463	$118,988	$211,879

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.37	$0.72	$0.90	$1.59

Diluted	$0.37	$0.70	$0.89	$1.56

Average shares of common stock outstanding - basic	131,058	131,163	131,467	131,204

Average shares of common stock outstanding - diluted	131,667	135,592	133,278	135,663

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2018	2017	2018	2017
Net Sales:
Industrial Segment	$717,968	$702,905	$1,499,941	$1,432,673
Consumer Segment	432,576	415,431	917,772	842,575
Specialty Segment	211,987	197,080	404,807	385,562

Total	$1,362,531	$1,315,416	$2,822,520	$2,660,810

Income Before Income Taxes:
Industrial Segment
Income Before Income Taxes (a)	$54,393	$67,696	$123,450	$156,598
Interest (Expense), Net (b)	(2,417)	(2,513)	(4,810)	(5,067)

EBIT (c)	56,810	70,209	128,260	161,665
2020 MAP to Growth related initiatives (d)	11,734		34,050
Acquisition-related costs (e)	1,823		1,823
Loss on South Africa Business (g)	540		540

Adjusted EBIT	$70,907	$70,209	$164,673	$161,665

Consumer Segment
Income Before Income Taxes (a)	$41,239	$45,085	$92,535	$117,453
Interest (Expense), Net (b)	(107)	(143)	(272)	(339)

EBIT (c)	41,346	45,228	92,807	117,792
2020 MAP to Growth related initiatives (d)	1,570		2,979

Adjusted EBIT	$42,916	$45,228	$95,786	$117,792

Specialty Segment
Income Before Income Taxes (a)	$29,979	$34,439	$57,780	$67,606
Interest Income, Net (b)	94	78	163	198

EBIT (c)	29,885	34,361	57,617	67,408
2020 MAP to Growth related initiatives (d)	3,139		5,949
Acquisition-related costs (e)	1,108		1,108

Adjusted EBIT	$34,132	$34,361	$64,674	$67,408

Corporate/Other
(Expense) Before Income Taxes (a)	$(59,018)	$(38,039)	$(115,234)	$(77,192)
Interest (Expense), Net (b)	(27,730)	(20,079)	(47,214)	(39,769)

EBIT (c)	(31,288)	(17,960)	(68,020)	(37,423)
2020 MAP to Growth related initiatives (d)	6,250		19,546
Convertible debt extinguishment (f)	3,052		3,052

Adjusted EBIT	$(21,986)	$(17,960)	$(45,422)	$(37,423)

Consolidated
Income Before Income Taxes (a)	$66,593	$109,181	$158,531	$264,465
Interest (Expense), Net (b)	(30,160)	(22,657)	(52,133)	(44,977)

EBIT (c)	96,753	131,838	210,664	309,442
2020 MAP to Growth related initiatives (d)	22,693		62,524
Acquisition-related costs (e)	2,931		2,931
Convertible debt extinguishment (f)	3,052		3,052
Loss on South Africa Business (g)	540		540

Adjusted EBIT	$125,969	$131,838	$279,711	$309,442

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixedincome investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring charges, including: headcount reductions; closures of facilities; accelerated vesting of equity awards in connection with key executives, inventory-related charges to true-up prior inventory write-offs at our Consumer Segment during the fiscal 2019 first quarter and inventory write-offs and disposals at our Industrial Segment during the first half of fiscal 2019, all of which have been recorded in cost of goods sold; accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy; implementation costs associated with our ERP consolidation plan; and professional fees incurred in connection with the negotiation of a cooperation agreement and related fees in connection with hosting an investor conference, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives.

(e)

Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to fiscal 2019 acquisitions, and amounts included in SG&A for acquisition-related professional fees during the second quarter of fiscal 2019.

(f)	Reflects the net loss on redemption of our convertible notes incurred during the second quarter of fiscal 2019.
(g)	Reflects other expense associated with a change in ownership of a business in South Africa, as required by local legislation in order to qualify for doing business in South Africa.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2018	2017	2018	2017
Reconciliation of Reported to Adjusted Selling, General & Administrative Expense:
Reported SG&A	$430,080	$419,599	$889,822	$814,008
2020 MAP to Growth related initiatives (d)	(7,844)		(20,831)
Acquisition-related costs (p)	(66)		(66)
Loss on South Africa Business (g)	(540)		(540)

Adjusted SG&A (o)	$421,630	$419,599	$868,385	$814,008

Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.37	$0.70	$0.89	$1.56
2020 MAP to Growth related initiatives (d)	0.12		0.36
Acquisition-related costs (e)	0.02		0.02
Convertible debt extinguishment (f)	0.01		0.01
Discrete tax adjustment (n)		(0.13)		(0.13)

Adjusted Earnings per Diluted Share (o)	$0.52	$0.57	$1.28	$1.43

(d)

Reflects restructuring charges, including: headcount reductions; closures of facilities; accelerated vesting of equity awards in connection with key executives, inventory-related charges to true-up prior inventory write-offs at our Consumer Segment during the fiscal 2019 first quarter and inventory write-offs and disposals at our Industrial Segment during the first half of fiscal 2019, all of which have been recorded in cost of goods sold; accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy; implementation costs associated with our ERP consolidation plan; and professional fees incurred in connection with the negotiation of a cooperation agreement and related fees in connection with hosting an investor conference, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives.

(e)

Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to fiscal 2019 acquisitions, and amounts included in SG&A for acquisition-related professional fees during the second quarter of fiscal 2019.

(f)	Reflects the net loss on redemption of our convertible notes incurred during the second quarter of fiscal 2019.
(g)	Reflects other expense associated with a change in ownership of a business in South Africa, as required by local legislation in order to qualify for doing business in South Africa.
(n)	Represents a prior year second quarter favorable discrete tax adjustment related to a foreign legal entity realignment and corresponding tax planning strategy.
(o)

Adjusted SG&A and adjusted EPS are provided for the purpose of adjusting SG&A and diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

(p)	Reflects the portion of the acquisition costs from note (e) included in SG&A, which is associated with professional fees in the second quarter of fiscal 2019.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	November 30, 2018	November 30, 2017	May 31, 2018
Assets
Current Assets
Cash and cash equivalents	$226,914	$267,857	$244,422
Trade accounts receivable	1,066,708	1,023,748	1,160,162
Allowance for doubtful accounts	(53,678)	(43,508)	(46,344)

Net trade accounts receivable	1,013,030	980,240	1,113,818
Inventories	879,633	864,019	834,461
Prepaid expenses and other current assets	252,634	282,940	278,230

Total current assets	2,372,211	2,395,056	2,470,931

Property, Plant and Equipment, at Cost	1,624,380	1,547,126	1,575,875
Allowance for depreciation	(830,753)	(786,701)	(795,569)

Property, plant and equipment, net	793,627	760,425	780,306

Other Assets
Goodwill	1,229,476	1,167,963	1,192,174
Other intangible assets, net of amortization	607,212	579,929	584,272
Deferred income taxes, non-current	17,849	20,621	21,897
Other	218,578	220,677	222,242

Total other assets	2,073,115	1,989,190	2,020,585

Total Assets	$5,238,953	$5,144,671	$5,271,822

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$471,268	$447,071	$592,281
Current portion of long-term debt	453,874	253,688	3,501
Accrued compensation and benefits	133,637	138,375	177,106
Accrued losses	22,954	23,566	22,132
Other accrued liabilities	217,660	212,293	211,706

Total current liabilities	1,299,393	1,074,993	1,006,726

Long-Term Liabilities
Long-term debt, less current maturities	1,918,868	1,883,272	2,170,643
Other long-term liabilities	370,812	506,606	356,892
Deferred income taxes	113,834	70,279	104,023

Total long-term liabilities	2,403,514	2,460,157	2,631,558

Total liabilities	3,702,907	3,535,150	3,638,284

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,136; 133,666; 133,647)	1,331	1,337	1,336
Paid-in capital	976,345	968,919	982,067
Treasury stock, at cost	(313,764)	(230,347)	(236,318)
Accumulated other comprehensive (loss)	(501,100)	(434,598)	(459,048)
Retained earnings	1,369,695	1,301,442	1,342,736

Total RPM International Inc. stockholders’ equity	1,532,507	1,606,753	1,630,773
Noncontrolling interest	3,539	2,768	2,765

Total equity	1,536,046	1,609,521	1,633,538

Total Liabilities and Stockholders’ Equity	$5,238,953	$5,144,671	$5,271,822

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended
	November 30,
	2018	2017
Cash Flows From Operating Activities:
Net income	$119,359	$212,761
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	49,589	40,386
Amortization	23,436	23,245
Restructuring charges, net of payments	7,464
Fair value adjustments to contingent earnout obligations, net	1,558
Deferred income taxes	(1,400)	(32,276)
Stock-based compensation expense	12,896	14,429
Other non-cash interest expense	1,552	2,843
Realized/unrealized loss (gain) on marketable securities	7,496	(4,897)
Loss on extinguishment of debt	3,051
Other	2,349	9
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	92,398	34,136
(Increase) in inventory	(49,020)	(62,923)
(Increase) decrease in prepaid expenses and other current and long-term assets	(942)	3,919
(Decrease) in accounts payable	(117,678)	(95,302)
(Decrease) in accrued compensation and benefits	(41,470)	(45,464)
Increase (decrease) in accrued losses	1,131	(8,490)
Increase in other accrued liabilities	33,422	33,304
Other	3,098	(494)

Cash Provided By Operating Activities	148,289	115,186

Cash Flows From Investing Activities:
Capital expenditures	(57,775)	(45,295)
Acquisition of businesses, net of cash acquired	(127,848)	(54,647)
Purchase of marketable securities	(13,276)	(96,039)
Proceeds from sales of marketable securities	35,426	58,867
Other	(2,394)	469

Cash (Used For) Investing Activities	(165,867)	(136,645)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	447,843	35,036
Reductions of long-term and short-term debt	(247,440)	(1,535)
Cash dividends	(89,196)	(82,878)
Shares of common stock repurchased and shares returned for taxes	(98,458)	(12,125)
Payments of acquisition-related contingent consideration	(3,531)	(3,359)
Other	(391)	(1,464)

Cash Provided By (Used For) Financing Activities	8,827	(66,325)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(8,757)	5,144

Net Change in Cash and Cash Equivalents	(17,508)	(82,640)
Cash and Cash Equivalents at Beginning of Period	244,422	350,497

Cash and Cash Equivalents at End of Period	$226,914	$267,857